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                                                                  Exhibit 99.1

                     FOR: METRO ONE TELECOMMUNICATIONS, INC.

                     CONTACTS:        Stebbins B. Chandor
                                      S.V.P., Chief Financial Officer
                                      Metro One Telecommunications, Inc.
                                      (503) 643-9500

                                      Morgen-Walke Associates, Inc.
                                      Jim Byers, Carolyn Bass
                                      (415) 296-7383
                                      Patricia Walsh, Eric Gonzales
                                      (212) 850-5698
                                      Media Inquiries: Peter DeLauzon
                                      (415) 439-7383

FOR IMMEDIATE RELEASE
---------------------

            METRO ONE TELECOMMUNICATIONS POSTPONES PUBLIC OFFERING OF
                                  COMMON STOCK

Portland, Oregon - November 17, 1999 - Metro One Telecommunications, Inc. (NASDAQ: MTON), a leading provider of Enhanced Directory Assistance(R) (EDA) to the telecommunications industry, today announced that it has postponed its secondary public offering of common stock in response to the recent decline in its share price.

         "Given the decline in the price of our stock, we have concluded that it is not in the best interest of the Company or its shareholders to proceed with the offering within the time frame previously contemplated," commented Timothy A. Timmins, president and chief executive officer. "We will monitor market conditions and determine whether or not to proceed with the offering within the next several months. In the meantime, we should be able to more than adequately fund our existing business, including the planned expansion of our call center network, from current resources and available lines of credit."

         Metro One Telecommunications, Inc. is a leading developer and provider of Enhanced Directory Assistance services for the telecommunications industry. The company operates a network of strategically-located call centers throughout the U.S. The company handled approximately 71 million requests for directory assistance on behalf of



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its carrier customers in 1998 and approximately 93 million requests for directory assistance during the first nine months of 1999.

         This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the registration statement recently filed by the company with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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